Exhibit 21.1
List of Subsidiaries
CapitalSouth Partners Fund II Limited Partnership (North Carolina)
CapitalSouth Partners F-II, LLC (North Carolina)
CapitalSouth Partners SBIC Fund III, L.P. (Delaware)
CapitalSouth Partners SBIC F-III, LLC (North Carolina)
CPTA Master Blocker, Inc. (Georgia)